EXHIBIT 10.18

CONSULTANT AGREEMENT

This agreement is effective September 1, 2008 and is between Robert Cheney ** (hereinafter referred to as “Consultant”) and Cardima, Inc., a Delaware Corporation located in Fremont, California (hereinafter referred to as “Cardima”).

Whereas Cardima desires to have Consultant act as general consultant to provide services to Cardima, and Consultant desires to act as such a Consultant to Cardima, Consultant and Cardima agree as follows:

1.	SERVICES
Consultant shall provide business development and financial advisory services to Cardima and perform other duties customarily associated with the position of CEO and Director of Cardima (“Agreed Services”).  It is understood that the Consultant is a resident of Hong Kong and will not be required to relocate to perform the Agreed Services.

2.	TERM
The initial term of this agreement shall be for 36 months commencing on the effective date.  A further 36 month extension shall be permitted at the option of either party.  This agreement may only be terminated by mutual consent.

3.	COMPENSATION
Cardima shall pay Consultant at the net rate of $238,000.00 per 12 months for services which will be payable in advance.

All compensation for the entire initial 36 month term of this Agreement and the further 36 month extension to this Agreement shall be immediately payable upon a Change of Control of Cardima as defined in Appendix A of this Agreement.  For the avoidance of doubt, the net compensation due to the Consultant in the event of a Change of Control in Cardima is defined as $1,428,000.00 less any payments already made to the Consultant.

Cardima shall reimburse Consultant for any travel and other relevant expenses related to the performances of the Agreed Services as determined by the Consultant to be in the best interest of Cardima.  Consultant is responsible for making his own arrangements using the most practical and economical route traveling business class.

4.	TAXES
Cardima acknowledges and agrees that it shall be obligated to report as self-employment income all compensation for services paid to Consultant by Cardima.  Cardima agrees to indemnify Consultant and hold Consultant harmless to the extent of any obligations imposed by law on Consultant to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any compensation paid to Consultant by Cardima for any services rendered as a consultant, director of the company or in any other corporate capacity.

5.	CONFIDENTIAL INFORMATION
Consultant’s rendering of services to Cardima creates a relationship of trust and confidence between Cardima and Consultant.  During and after Consultant’s rendering of services to Cardima, Consultant will not use or disclose or allow anyone else to use or disclose any confidential information or knowledge relating to Cardima, its employees, products, suppliers or customers, except as may be necessary in the performance of Consultant’s work for Cardima or as may be authorized in advance by appropriate officials of Cardima.

Consultant will not disclose directly or indirectly to any third party or parties any information or knowledge Consultant may acquire with respect to innovations, business strategies, financial information, employee lists, customer lists, inventories, designs, methods, systems, improvements, trade secrets, or other private or confidential matters of Cardima without Cardima’s prior written consent.

6.
Ownership of Inventions:  All inventions, discoveries, and improvements, related to Cardima Confidential Information conceived or reduced or practice or otherwise developed by Recipient or Recipient’s employees during the course of work under this Agreement (hereinafter DEVELOPMENTS), shall be the sole and exclusive property of Cardima.  Recipient and Recipient’s employees hereby agree to assign to Cardima or its designee, without further consideration, Recipient’s and Recipient’s employees’ entire right, title, and interest in and to DEVELOPMENTS.  Recipient and Recipient’s employees shall disclose promptly and in writing to Cardima all DEVELOPMENTS made by Recipient or Recipient’s employees.  Recipient and Recipient’s employees shall assist Cardima (at Cardima’s expense) to obtain and enforce any and all proprietary rights relating to DEVELOPMENTS, including patents, trademarks, copyrights and mask work rights.

The foregoing obligations relating to DEVELOPMENTS shall survive expiration or termination of this Agreement for any reason.

7.	CONFLICT OF INTEREST
Consultant represents that Consultant has no other agreements or commitments which would hinder Consultant’s performance of obligations under this Agreement, and that Consultant will not enter into any such agreements.

8.	RETURN OF COMPANY MATERIALS
Upon termination of Consultant’s services to Cardima, Consultant will promptly return to Cardima, and will not take with Consultant or use, all items of any nature that belong to Cardima.

9.	ASSIGNMENT
Consultant agrees that Consultant may not assign this agreement or delegate duties herein without Cardima’s prior written consent.

IN WITNESS WHEREOF, the parties have duly executed this Agreement this 15th day of March, 2009.

/s/ Robert Cheney	/s/s Richard Gaston
Robert Cheney Consultant	Dr. Richard Gaston, Director CARDIMA, Inc.

**For disclosure to the Board of Directors of Cardima:  Robert Cheney is the current CEO and a Director of Cardima.  In order to comply with internal conflict of interest procedures, Mr. Cheney shall take no part in discussing and/or approving the entering into this or any other contract or agreement between Cardima and himself.

APPENDIX A:

“Change in Control” shall mean the consummation of one of the following:

(a) the acquisition of 50.1% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(b) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

(c) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(d) the dissolution of the Company pursuant to action validly taken by the stockholder of the Company in accordance with applicable state law.

For the avoidance of doubt, the issuance of stock of the Company for financing purposes shall not constitute a “change in control” even if it results in the purchasers of such stock holding more than 50.1% of the Company’s stock.  For purposes of making the foregoing determinations, all outstanding securities shall be taken into account and convertible securities of the Company shall be calculated on an as-converted basis.

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